[ON D&PL LETTERHEAD WITH LOGO]



TO: Participants in the Delta and Pine Land Company Savings Plan (the "Plan" or 401(k))

FROM: Delta and Pine Land Company, Plan Administrator

DATE: May 29, 2007 - Updated notice

RE: Sale of the Delta and Pine Land Company Stock in the D&PL Unitized Company Stock Fund

As you know, Monsanto Company and Delta and Pine Land Company ("D&PL") have entered into an agreement whereby Monsanto will acquire D&PL, pending certain governmental approvals. We are working towards completing the acquisition as quickly as possible, but because we do not control the timing of the applicable governmental approvals, we cannot be sure when the transaction will be completed.

This is an updated notice of the earlier memo sent in March concerning how the acquisition will impact your account in the Delta and Pine Land Company Savings Plan ("D&PL Savings Plan") if you have any portion of your Plan account invested in the Plan's D&PL Unitized Company Stock Fund on the date the acquisition is completed.

The Plan holds D&PL stock in the Unitized Company Stock Fund. Starting with the closing of the acquisition, the following events are anticipated to occur:

     o Once the acquisition is completed, you will no longer be able to transfer money from another fund into the D&PL Unitized Company Stock Fund.

     o In connection with the acquisition, Monsanto will pay $42.00 per share to holders of D&PL stock.

     o Wells Fargo Bank, N.A., the Trustee for the Plan, will receive the cash proceeds for the shares of D&PL stock held by the Plan.

     o The cash proceeds will then be invested in the Wells Fargo Short Term Investment Fund G, the current cash component of the D&PL Unitized Company Stock Fund.

     o Beginning with the date the acquisition is completed, a brief quiet period known as a "blackout period" of 2 to 5 business days may be necessary in order for customary accounting reconciliations and other recordkeeping to be completed. During this time, you will not be able to transfer money to or from the D&PL Unitized Company Stock Fund, or obtain a distribution from the D&PL Unitized Company Stock Fund.

      Memo re: D&PL Savings Plan
      May 29, 2007 - Updated Notice
      Page Two


     Note: This quiet period does not apply to any other investment funds within the D&PL Savings Plan.

     o When the blackout period is over, you will be able to transfer your money out of the Wells Fargo Short Term Investment Fund G. We strongly encourage you to consider diversifying the cash proceeds at that time to other investment options within the D&PL Savings Plan that have risk and return characteristics appropriate to your financial situation.

     o Once the acquisition is completed, if you have elected to have all or a portion of your current contributions to the Plan invested in the D&PL Unitized Company Stock Fund, we strongly encourage you to change your investment election for future contributions at that time as any contributions designated for the Stock Fund made after the date of the acquisition will be invested in the Wells Fargo Short Term Investment Fund G.

Until the acquisition is completed, you may make transfers to and from the D&PL Unitized Company Stock Fund without restriction in accordance with the terms of the Plan.

Please refer to the attached Important Notice Concerning Your Rights Under the Delta and Pine Land Savings Plan for more detailed information regarding these and other limitations.

We will notify you of the date the acquisition will be completed and the date the blackout period will begin, once that information is finalized. Meanwhile, if you have any questions concerning this Important Notice, please contact Catherine Walker, HR Compensation and Benefits Manager, ext. 130 in Scott; Ann Shackelford, Vice President, Corporate Services, ext. 514 in Scott; or Kenny Avery, Chief Financial Officer, ext. 775 in Scott.


For more complete information about the Wells Fargo Short Term Investment Fund, obtain a current disclosure statement by visiting http://wellsfargoadvantagefunds.com by entering your keyword: collective or calling the Benefits Helpline at (888) 245-9798.

                     IMPORTANT NOTICE CONCERNING YOUR RIGHTS

               UNDER THE DELTA AND PINE LAND COMPANY SAVINGS PLAN

                                  May 29, 2007

     1. If the acquisition of Delta and Pine Land Company ("D&PL") by Monsanto Company ("Monsanto") is completed, Monsanto will be the sole shareholder of D&PL. Holders of D&PL stock, including the Delta and Pine Land Company Savings Plan (the "Plan"), will receive cash in exchange for their stock at the effective time of the merger. Wells Fargo, as the trustee for the Plan, will invest the cash proceeds from the exchange of shares in the Plan's Company unitized stock fund (the "Fund") in its short term cash fund.

     2. As a result of this change, you temporarily will be unable to direct or diversify investments currently held in the Fund. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

     3. The blackout period for the Fund is expected to begin at the effective time of the merger and to end five business days thereafter. Because we cannot predict the exact timing of the merger, we will keep you informed regarding the timing of the merger and you will be able to determine whether the blackout period has started or ended by accessing https://www.wellsfargo.com/retirementplan or the following toll-free number
     (888) 245-9798.

     4. During the blackout period you will be unable to direct or diversify the assets held in the Fund. You will continue to be able to direct or diversify the assets held in all other investment funds under the Plan, except that you cannot direct such assets into the Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments in the Fund during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

     5. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. The blackout period will commence with the effective time of the merger between D&PL and Monsanto. We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger after satisfaction or waiver of all conditions to the merger. However, because we do not control the timing of the applicable governmental approvals, we cannot be sure when, or whether, the merger will occur. Given the uncertainty regarding the effective time of the merger, this notice may not be provided to you at least 30 days in advance of the blackout period.

     6. If you have any questions concerning this notice, you should contact Catherine Walker, D&PL HR Compensation and Benefits Manager, ext. 130 in Scott; Ann Shackelford, D&PL VP, Corporate Services, ext. 514 in Scott; or Kenny Avery, D&PL Chief Financial Officer, ext. 775 in Scott.

     Delta and Pine Land Company P.O. Box 157 Scott, Mississippi 38772